UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2005

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Amendment of a Material Definitive Agreement with an Executive Officer

Effective February 17, 2005, the Company entered into a severance and consulting agreement (the “S&C Agreement”) with Senior Vice President, Corporate Development & Administration, Doris F. Galvin. Under the S&C Agreement, which amends her employment agreement with the Company (the “Employment Agreement”) in certain respects, Ms. Galvin will end her employment at the Company on April 1, 2005.

Ms. Galvin’s departure is a termination “without Cause” under the Employment Agreement, and, as a result, she will receive certain severance benefits. The principal severance item is payment of Ms. Galvin’s base salary for 1 year beginning April 1, 2005. Ms. Galvin also has agreed, among other things, to consult with the Company during her severance period with respect to matters on which she worked while she was employed by the Company.

Item 8.01     Rate Adjustment for Battle Creek (Michigan) Area Approved

On February 15, 2005, the City Commission of Battle Creek, Michigan (the “CCBC”), approved a rate settlement that (i) increases in the Company’s base rates in its Battle Creek service area, and (ii) institutes an index-based Gas Cost Rate (the “GCR”) to replace a fixed rate (or “frozen”) gas cost rate The base rate increases, which go into effect on April 1, 2005, and on April 1 of 2006 and 2007, are expected to generate $3.55 million, $3.7 million and $3.85 million in additional revenue for the Company, respectively, over the next three years. The GCR goes into effect on April 1, 2005. A copy of the press release announcing the CCBC action is attached hereto as Exhibit 99.2 and is incorporated herein in its entirety by reference.

Item 9.01(c)   Exhibits.

99.1	Severance and Consulting Agreement between the Company and Doris F. Galvin effective February 17, 2005.
99.2	Press Release issued February 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc.
(Registrant)

Date: February 18, 2005	By:	/s/ Peter F. Clark

Peter F. Clark Senior Vice President and General Counsel

EXHIBIT INDEX
Form 8-K
February 15, 2005

Filed
Exhibit No.	Description	Herewith	By Reference

99.1	Severance and Consulting Agreement between the Company and Doris F. Galvin effective February 17, 2005.	x
99.2	Press Release issued February 17, 2005.	x